                                                                   EXHIBIT 10.15

[LOGO OF CATALYTICA]

Ricardo B. Levy
President &
Chief Executive Officer


June 3, 1994

Mr. Lawrence W. Briscoe
241 Selby Lane
Atherton, CA  94027

Dear Larry:

As we have discussed, I believe Catalytica is positioned to develop into a substantial business enterprise. It now faces the challenges of adjusting the Company's management focus and raising additional financing. I believe you can make a significant contribution to Catalytica's success and would like you to join the Company as a Vice President and its Chief Financial Officer. A brief outline of your responsibilities in this capacity is provided as Attachment 1.

As the Company's Chief Financial Officer your base compensation will be $14,583.33 per month payable semi-monthly. Your compensation will be reviewed on an annual basis.

You would participate in the increase in the equity value of the Company through an initial grant to purchase 100,000 shares of the Company's common stock under its Stock Option Plan. The options will be Incentive Stock Options (ISO's) to the maximum extent permitted. The balance will be Non Qualified Options. The exercise price of these options would be equal to the closing price for the Company's shares on NASDAQ on the date you begin employment with the Company. We understand that you will initially work on a part time basis and become a full time employee no later than July 15, 1994. The option would become exercisable 10% after six months from the employment date and thereafter ratably over the succeeding 54 months.

The Company anticipates issuing additional stock options to its senior management in subsequent years, subject to management performance, and you would be eligible for such grants. To provide a measure of the options you could expect to be granted during the next two years, it is agreed that your target grant

Lawrence W. Briscoe
June 3, 1994
Page Two

amount for 1995 and 1996 would be 25,000 shares per year. In subsequent years you would also be eligible for additional grants. The amount of all future grants of stock options is subject to approval of the Board of Directors.

The Company is currently giving consideration to establishing separate subsidiaries for various lines of it business with the possibility of subsequently financing these businesses separately. If it proceeds with an alternative of this nature and provides an ownership interest in these companies to senior management of Catalytica, you would be eligible to participate in such a program. Clearly you would also participate if you were a member of the senior management of the subsidiaries.

If the Company undergoes a "Change in Control," and thereafter you are terminated for any reason, or your compensation, benefits or responsibilities are significantly changed, then any unvested options you hold to purchase shares of the Company's common stock would vest immediately. Under such circumstances you would also be entitled to receive continuation of your base compensation for a period of 18 months if such event occurs within the first 12 months from the date of your employment, for a period of 12 months if it occurs thereafter. For purposes of this paragraph, a "Change in Control" is defined as the acquisition of securities of the Company constituting in excess of 50% of its voting securities by any party or affiliated group of parties.

Since you, as well as all other employees, are employed at will, the Company will continue your base salary for a 6 month period if you are terminated at any time within the first 24 months of your employment for any reason except cause.

You would participate in the Company's benefit plans on the same basis as other senior Company officers.

Please confirm your acceptance of the position of Vice President and Chief Financial Officer of Catalytica, Inc. on the terms specified above by signing below and returning a signed copy of this agreement to me. Following your acceptance, I will have a more detailed agreement prepared reflecting the provisions of this letter.

Lawrence W. Briscoe
June 3, 1994
Page Three

I look forward to working with you and developing Catalytica to its full potential.

Very truly yours,

/s/ Ricardo B. Levy

Ricardo B. Levy
President and Chief Executive Officer

Agreed and accepted:

/s/ Lawrence W. Briscoe                  June 4, 1994
-----------------------                  ------------
Lawrence W. Briscoe                      Date